Exhibit 10.12

October 18, 2010

Amit Sinha

Dear Amit:

Zscaler (the “Company”) is pleased to offer you employment on the following terms:

1.	Position: The Company will employ you full-time as its Chief Technology Officer (Emerging technologies & Cloud Operations) reporting to me and working out of the Company’s office in Sunnyvale, CA. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company or materially impair your ability to perform those duties.

2.	Base Salary and Incentive Compensation: The Company will pay you a base salary at the rate of $16,666.67 per month ($200,000 annualized “Base Salary”), paid in accordance with normal payroll policies of the Company. In addition, you are eligible to receive an annual target commission of $40,000 (20% of base salary) per the Company’s annual bonus plan.

3.	Employee Benefits: As a regular employee of the Company, you will be eligible to participate in the Company’s standard employee benefit package (medical, dental insurance, etc.) as of your Start Date according to the terms of each respective benefit plan. Further information regarding these plans will be sent to you prior to or shortly after your Start Date.

4.	Incentive Stock Compensation: Upon joining the Company, it will be recommended to the Company’s Board of Directors that you be granted an option to purchase shares of common stock of the Company as described below:

•	The Company will recommend at the first meeting of the Company’s Board of Directors after your Start Date that the Company grant you an early exercise nonqualified stock option to purchase 825,000 shares of the Company’s Common Stock (the “Option”) which represents your total ownership percentage of 1.25% at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors.

•	The Option will be subject to the terms and conditions of your early exercise Stock Option Agreement and the Company’s 2008 Stock Plan (the “Stock Plan”), including vesting requirements; provided, however, the Stock Option Agreement will include provisions allowing you to exercise your Option early, whereby you will have the opportunity (but not the obligation) to exercise the Option as to unvested shares. Further, any shares you acquire upon the early exercise of the Option will be subject to a Company repurchase right at the original exercise price upon your termination of service at any time and for any reason. The Company’s repurchase right will lapse in accordance with the same vesting schedule applicable to the Option.

5.	Vesting Schedule: Subject to your continued employment with the Company, 25% of the shares subject to the Option shall vest on the one year anniversary of your Start Date, and 1/48th of the shares subject to the Option shall vest on the corresponding day of each month thereafter (or if there is no corresponding day in any such month, on the last day of such month), until all shares have vested on the 4th anniversary date of your Start Date.

6.	Change of Control: In case of an IPO or Change of Control, sale or merger or sale of substantially all the assets of the Company, 50% of your outstanding restricted shares that have not yet been released under the repurchase option, will be released immediately.

7.	Confidential Information & Invention Assignment Agreement: Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Confidential Information and Invention Assignment Agreement prior to or on your start date.

8.	Employment Relationship: Employment with the Company is for no specific period of time. Your employment with the Company will be “at will”, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the CEO of the Company.

9.	Outside Activities: While you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

10.	Withholding Taxes: All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

11.	Entire Agreement: This letter agreement supersedes and replaces any prior understandings or agreements, whether oral or written, between you and the Company regarding the subject matter described in this letter agreement.

You may indicate your agreement with these terms and accept this offer by signing and dating the letter agreement and the enclosed Confidential Information and Invention Assignment Agreement and returning them to me (fax number 678-815-1155). This offer, if not accepted, will expire at the close of business on October 25, 2010. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Sincerely,

/s/ Jay Chaudhry

Jay Chaudhry

CEO

I have read and accept this employment offer:	/s/ Amit Sinha

Signature — Amit Sinha	Start Date December 1, 2010